UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   AAON, Inc.
             (Exact name of registrant as specified in its charter)

            Nevada                                        87-00448736
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization

                     2425 South Yukon, Tulsa, Oklahoma 74107
                    (Address of principal executive offices)

                    AAON, Inc. 2007 Long-Term Incentive Plan
                            (Full title of the plan)

                              Kenneth E. Dornblaser
                   Johnson, Jones, Dornblaser, Coffman & Shorb
                           2200 Bank of America Center
                               15 W. Sixth Street
                              Tulsa, Oklahoma 74119
                     (Name and address of agent for service)

                                 (918) 584-6644
          (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.

    Large accelerated filer                Accelerated filer   X
                            -----                            -----
    Non-accelerated filer                  Smaller reporting company
                            -----                                    -----

                         CALCULATION OF REGISTRATION FEE
                                                   Proposed maximum         Proposed maximum
 Title of securities to       Amount to be        offering price per       aggregate offering          Amount of
     be registered             registered              share (1)                 price             registration fee
        ----------            -----------         -------------------      -------------------     ----------------
Common stock, $.004        500,000 shares (2)           $19.85                $9,925,000               $390.05
     par value
----------------------

(1) Estimated solely for the purpose of calculating the amount of registration fee, in accordance with Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of the common stock on Nasdaq on June 19, 2008.

(2) Includes, pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminable number of additional shares of common stock which may become issuable under the Plan as a result of any future anti-dilution adjustment in accordance with the terms of the Plan or upon a stock split, stock dividend or similar transaction.

                                      (1)

                                EXPLANATORY NOTE

         On March 13, 2007, the Board of Directors of the Registrant approved the adoption of the AAON, Inc. 2007 Long-Term Incentive Plan (the "Plan") subject to the approval of the shareholders of the Registrant. The shareholders of the Registrant subsequently approved the Plan at the annual meeting of shareholders on May 22, 2007. The purpose of this Registration Statement on Form S-8 is to register with the Securities and Exchange Commission (the "Commission") 500,000 shares of the Registrant's common stock, par value $.004 per share (the "Common Stock") which may be issued by the Registrant upon exercise of options or other awards granted or made pursuant to the terms of the Plan.


                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents containing the information specified in Part I will be sent or given to each recipient of an award under the Registrant's 2007 Long-Term Incentive Plan as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. In accordance with the instructions to Part I of Form S-8, such documents will not be filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

         This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by the Registrant:

         (1) The Registrant's Annual Report on Form 10-K, for the year ended December 31, 2007, filed March 12, 2008 (Commission File No. 000-18953);

         (2)   Quarterly Report on Form 10-Q for the periods ended
         March 31, 2008 filed with the Commission on May 8, 2008 (Commission File No. 000-18953);

         (3) The description of the Registrant's common stock which is contained under the caption "Description of Securities", in the Registrant's Registration Statement on Form S-1 (Commission File No. 33-31405) as filed with the Commission on May 29, 1990, as such description was amended by Exhibit 1 to the Registrant's Form 8-K filed with the Commission on March 24, 1994.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

                                      (2)

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not applicable.

Item 5. Interest of Named Experts and Counsel

         John B. Johnson, Jr., a shareholder and founding member of the law firm of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C., which passed upon the legality of the securities which may be issued under the Plan, is a member of the Board of Directors and Secretary of the Registrant. Members of the law firm of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C. beneficially own less than 1% of the issued and outstanding common stock of the Registrant as of June 6, 2008.

Item 6. Indemnification of Directors and Officers

         The Registrant's Articles of Incorporation provide that the Registrant's shall indemnify its directors to the fullest extent permitted by Nevada law. Further, the Registrant's Articles of Incorporation provide that the Registrant may, by specific action of its Board of Directors, indemnify any or all other persons allowed to be indemnified under Nevada law. The Registrant's Articles of Incorporation further provided that no director shall be personally liable to the Registrant or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for (a) acts of omissions which involve intentional misconduct, fraud or a knowing violation of law, or
(b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Moreover, the provisions would apply to claims against a director for violations of certain laws, including federal securities laws. In addition, the Registrant may enter into indemnification agreements with its directors and officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Number                           Document Description
------                           --------------------
   4            AAON, Inc. 2007 Long-Term Incentive Plan
   5            Opinion of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C.
 23.1           Consent of Grant Thornton LLP
 23.2           Consent of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C.
                (contained in Exhibit 5).

                                      (3)

Item 9. Undertakings

        (a)   The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      (4)

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      (5)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on June 24, 2008.

                                         AAON, Inc.


                                         By:  /s/ Norman H. Asbjornson
                                             ----------------------------------
                                              Norman H. Asbjornson, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                       Title                   Date

                                  President and Chief Executive    June 24, 2008
/s/ Norman H. Asbjornson          Officer and Director
------------------------------    (Principal Executive Officer)
Norman H. Asbjornson

                                  Vice President Finance           June 24, 2008
/s/ Kathy I. Sheffield            (Principal Financial Officer
------------------------------    and Principal Accounting Officer)
Kathy I. Sheffield

/s/ John B. Johnson, Jr.          Director                         June 24, 2008
------------------------------
John B. Johnson, Jr.

/s/ Charles C. Stephenson, Jr.    Director                         June 24, 2008
------------------------------
Charles C. Stephenson, Jr.

/s/ Jack E. Short                 Director                         June 24, 2008
-----------------------------
Jack E. Short

/s/ Paul K.Lackey, Jr.            Director                         June 24, 2008
-----------------------------
Paul K.Lackey, Jr.

/s/ A. H. McElroy II              Director                         June 24, 2008
-----------------------------
A. H. McElroy II

/s/ Jerry Levine                  Director                         June 24, 2008
-----------------------------
Jerry Levine

                                      (6)

                                  Exhibit Index


Exhibit
Number                                Description
-------                               -----------
   4            AAON, Inc. 2007 Long-Term Incentive Plan
   5            Opinion of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C.
 23.1           Consent of Grant Thornton LLP
 23.2           Consent of Johnson, Jones, Dornblaser, Coffman & Shorb, P.C.
                (contained in Exhibit 5)

                                      (7)